Exhibit 15

Acknowledgment Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

October 31, 2018

The Shareholders and Board of Directors of
State Street Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-221293, and Form S-8 Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171, 333-183656 and 333-218048) of State Street Corporation of our report dated October 31, 2018 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended September 30, 2018.

Under Rule 436(c) of the 1933 Act, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP
Boston, Massachusetts